Exhibit 10.21

AGREEMENT AND RELEASE

This Agreement and Release (this "Agreement") is entered into as of the 5th day of November, 2015, by and among Evans Bancorp, Inc.  (the "Company"),  Evans  Bank, N.A. (the "Bank") and Gary A. Kajtoch (the "Executive").

WHEREAS, the Company, the Bank and the Executive are parties to an employment agreement made effective as of September 29, 2009 (the "Employment Agreement"), and

WHEREAS, the Executive has determined to terminate his employment with the Company and the Bank and the Company and the Bank have agreed to have his employment and service as an officer of the Company and the Bank end as of the commencement of business on November 6, 2015, subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the Company, the Bank and the Executive agree as follows:

1. Resignation of Executive. Effective as of the commencement of business on November 6, 2015, the Executive resigns his position as an employee and Chief Financial Officer of the Company, and from all other directorships or offices he may hold at the Company, the Bank or any affiliated companies of the Company or the Bank. The Executive understands that all wages and benefits received from the Company, except for those described in Section 2(a) below will expire as of the effective date of his resignation.

2. Consideration. In consideration of execution by the Executive of the release and waiver of claims set forth in this Agreement and the other covenants and agreements set forth in this Agreement:

(a) The Company shall pay the Executive a lump sum payment in the amount of $350,000 by direct deposit to the Executive's deposit account on the first business day after the Effective Date as set forth in Section 19 below (the "Lump Sum Payment"). There shall be no condition to the Company's obligation to deliver the Lump Sum Payment other than the passage of the seven-day period without receipt of a Revocation Notice, as provided in Section 19 of this Agreement. The amount described in this subparagraph is a gross amount from which the Company shall make all required, lawful deductions and it shall not be eligible earnings for any Company pension plan, savings plan, profit-sharing plan or any other benefit plan of the Company.

(b) The Executive acknowledges and agrees that the Lump Sum Payment will be in full satisfaction of all obligations of the Company and the Bank to the Executive pursuant to the Employment Agreement, any supplemental executive retirement plan, or in connection with his employment by the Company or the Bank, except that the Executive may elect to continue coverage under the Company's medical and health insurance coverage at his own expense under the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

(c) The Executive acknowledges that the payment set forth in Section 3(a) above includes amounts to which the Executive is not otherwise entitled in the absence of the Agreement, and that such amount constitutes valid consideration in support of this Agreement.

3.  Company  Property.  On or before November  6, 2015, the Executive  agrees to  return to the Company's Executive Vice President, Organizational Development &  Employee Experience, all electronic passes, credit cards, pdas  and  other  Company or Bank property (in whatever form) in the possession or under the control of Executive, except for the cell phone previously furnished to him. The Company will take the steps necessary to assign the cell telephone number to the Executive.

4. Release and Waiver of Claims.

(a) The Executive, for himself and his agents, representative, heirs, beneficiaries and assigns, to the greatest extent permitted by law, knowingly and voluntarily releases and forever discharges the Company, the Bank, and their respective directors, officers, agents and representatives, from any and all claims, demands, rights, actions or causes of action, liabilities, damages, costs, expenses, losses, obligations, indemnities, judgments, suits, matters and issues of any kind or nature whatsoever, including both known and unknown claims, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, of any nature whatsoever, whether individual, class, direct, derivative, representative or otherwise, that have been, could have been or in the future could be asserted against the Company or the Bank at any time prior to the date of execution of this Agreement, including but not limited to a release of any rights or claims he may have under:

(i)	the Americans with Disabilities Act ("ADA"), which prohibits discrimination on the basis of disability;

(ii)	the Age Discrimination in Employment Act ("ADEA''), which prohibits age discrimination in employment;

(iii)	the Older Worker's Benefit Protection Act;

(iv)	Title VII of the Civil Rights Act of 1964, as amended, which prohibits retaliation and discrimination in employment based on race, color, national origin, religion, or sex;

(v)	the Family and Medical Leave Act;

(vi)	the EmploymentRetirementIncomeSecurity Actof1974 ("ERISA"), as amended;

(vii)	the New York Human Rights Law ("NYHRL");

(viii)	the New York Executive Law;

(ix)	the New York Labor Law;

(x)	any other federal, state or local law or regulation prohibiting employment discrimination;

(xi)	claims for wrongful discharge, whether based on claimed violations of statute or based on claims in contract or tort, common law or equity;

(xii)	claims for breach of contract (including claims for breach of the Employment Agreement);

(xiii)	claims for failure to pay wages due or other moneys owed (including claims for unpaid vacation pay or unpaid severance pay);

(xiv)	claims of fraud, misrepresentation, defamation, interference with prospective economic advantage;
(xv)	claims of intentional or negligent infliction of emotional distress; and

(xvi)

claimed violations of any other federal, state, civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract, tort, or common law having any bearing whatsoever on the terms and conditions and/or cessation of employment with the Company or the Bank, including but not limited to, any allegations for costs, fees or other expenses, including attorneys' fees, incurred in these matters which he ever had, now has, or may have as of the date of this release other than the right to enforce this Agreement, including the rights of indemnification and contribution, advancement of expenses and similar matters set forth in Section 4(b) and otherwise provided in this Agreement.

This release and waiver of claims is intended to be as broad as allowable under the law.

Except as provided below, the Executive, for himself and his agents, representatives, heirs, beneficiaries and assigns, promises never to file a suit, charge, complaint, demand, action, or otherwise assert any claims against the Company or the Bank and their respective directors, officers, agents, representatives and insurers, arising from his employment with the Company or the Bank or separation therefrom, including, but not limited to the claims reference above in Section 4 of this Agreement, and the Executive represents that no such claim or demand presently is pending, and that if any action does exist or is hereafter brought, that he expressly waives any claim to any form of relief or recovery and agrees to reimburse the Company for all payments provided hereunder, as well as the reasonable costs and attorneys' fees incurred in defending such action.

The Executive represents and warrants that he has not assigned or transferred any portion of the claims released herein to any other individual, firm, corporation or other entity, and that no other individual, firm, corporation or other entity has any lien, claim or interest in any of such claims. The Executive will indemnify the Company, defend and hold it harmless and against any claim arising out of, related to or connected with any such prior assignment or transfer, or any such purported assignment or transfer, or any claim or other matters released or assigned herein.

The Executive understands that nothing in this Agreement shall be construed to prohibit him from participating in any investigation or proceeding of any federal or state agency, including the Equal Employment Opportunity Commission ("EEOC") and/or from communicating with EEOC, but only to the extent such right is protected under the law, provided, however, to the extent any such proceeding has been or is brought, the Executive waives any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

If the Executive elects to challenge the age claim release in this Agreement as being inconsistent with the Older Workers Benefit Protection Act ("OWBPA"), he does not first have to return any of the payments received under this Agreement.

The foregoing waiver does not include any claim for enforcement of this Agreement or any rights to contribution, indemnification, advancement of expenses as provided by the Company's certificate of incorporation and bylaws or as provided under applicable law.

(b) The Company and the Bank, for themselves and their respective direct and indirect subsidiaries, directors, executive officers, successors and assigns, to the greatest extent permitted by law, hereby release the Executive, from any and all claims, demands rights, actions or causes of action, liabilities, damages, costs, expenses, losses, obligations, indemnities, judgments, suits, matters and issues of any kind or nature whatsoever, including both known and unknown claims, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, of any nature whatsoever, whether individual, class, direct, derivative, representative or otherwise,  that have been, could have been or in the future could be asserted by them against the Executive, his heirs, personal representative or assigns, at any time prior to the date of execution of this Agreement, provided that such release does not include any claim for enforcement of this Agreement. The Company and the Bank, for themselves and their direct and indirect subsidiaries, directors, officers, successors and assigns, promise never to file a suit, charge, complaint, demand, action, or otherwise assert any claims against the Executive which would be protected under the release contained in  this subparagraph, and the Company and the Bank represent that no such claim or demand is presently pending, and that if any action does exist or is hereafter brought, the Company and the Bank expressly waive any claim to any form of relief or recovery and agree to reimburse the Executive for the reasonable costs and attorneys' fees incurred in defending such action.

5. Nondisparagement; Press Release. The Executive agrees that he will not make or cause to be made any statement to any person or entity, whether oral or written, that denigrates or disparages the Company, the Bank or any of their respective officers, directors or affiliates. The Company and the Bank agree that neither they nor any of their respective officers, directors or affiliates will make or authorize any statement to any person or entity, whether oral or written, that denigrates or disparages the Executive. The parties agree that, if either of them were to denigrate or disparage the other, irreparable harm will result for which money damages would not be an adequate remedy and that in such instance, the injured party shall be entitled to obtain preliminary and/or injunctive relief without having to post bond. The parties also agree that, if it is determined by a court of competent jurisdiction that either of them has breached the terms of this paragraph, the actual loss to the injured party would be difficult to measure or project with precision. As such, the parties agree that they shall pay to each other, for violations of this paragraph, (1) liquidated damages of $50,000 or actual damages, whichever is greater, and (2) attorneys' fees and costs. Nothing in this Agreement shall prevent the Executive, the Company, the Bank, or the Company's and the Bank's officers, directors or affiliates from making factual statements in response to a subpoena or otherwise required by applicable law or other compulsory process. The Executive, the Company and the Bank agree that a single press release, in the form previously reviewed by the parties, will be issued in connection with this Agreement.

6. Termination of Employment Agreement and Unvested Grants. This Agreement supersedes and terminates the Employment Agreement. Unvested options granted to the Executive and shares of restricted stock that remain unvested will by their terms be forfeited as of the Effective Date and the Executive shall have no rights to or with respect to any equity awards from the Company except for restricted stock fully vested prior to the date of this Agreement.

7. Repurchase of Common stock. The Executive shall have the right at any one or more times (the "Sale Right") for a period of one (1) year from the date hereof, to sell to the Company, all or any portion of the shares of common stock of the Company beneficially owned by the Executive on the date of this Agreement. The Sale Right may be exercised by the Executive by written notice to the Company indicating the number of shares of common stock the Executive wishes the Company to repurchase and the Company shall, within ten (10) days from its receipt of the exercise notice, purchase the number of shares specified in the notice at a price equal to the "Fair Market Value" of the Shares. In no event shall the Company be obligated to purchase less than one hundred (100) shares of common stock in connection with any exercise by the Executive of a sale right hereunder. For purposes of this Agreement, Fair Market Value shall mean the volume weighted average price ("VWAP") of a share of the Company's common stock on NYSE MKT, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the day prior to the date of the exercise notice. Notwithstanding the foregoing, the Company shall not be obligated to purchase shares if such purchase would cause the Company to be in violation of or incur any liability under any federal, state or other securities law, any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

8. Cooperation. Prior to and after the Termination Date, through December 31, 2015, except during periods of vacation and subject to personal and professional obligations, including to any new employer to whom the Executive provides services, the Executive will reasonably cooperate with the Company, acting through its Board of Directors and/or principal financial officer, to provide information relating to matters concerning which the Executive was involved during his employment.

9. No Admission. The parties agree that neither the resignation of the Executive nor the existence of this Agreement shall be deemed or constructed for any purposes as an admission by any party of any failure to perform a party's duties or of any liability or unlawful conduct of any kind.

10. Representations. Each party represents and warrants that this Agreement has been duly authorized, executed and delivered by such party, and is a valid and binding obligation of such party, enforceable in accordance with its terms. Each of the Company and the Executive represent that they have been  represented  by  counsel  in connection with this Agreement,  and  that this Agreement is the joint drafting product of both parties and should  not  be  construed against either party  as drafter.

1 1.Dispute Resolution Costs.  The parties  agree that  any  dispute  arising  out of the  terms of this Agreement, including, without limitation, its interpretation, and any of the matters covered hereby, shall first be subject to resolution by settlement discussions between the Chair of  the Compensation Committee  of  the  Board  of  Directors  of  the  Company  and  the  Executive.  If such dispute cannot be resolved within ten (10) days after written notice of its existence is given by the Executive, or by any officer of the Company upon express direction of the Board of Directors, either party may pursue its rights under law or in equity.

12. Notices.  Any notice under this Agreement shall be given in writing delivered in person, by certified or registered letter with return receipt requested, or by nationally recognized overnight delivery service; and shall be deemed given when received by personal delivery and certified or registered letter or on the next business day when sent first business day overnight delivery, as set forth below or to such other person  and/or  address  as may  be directed by  a party on notice given as provided  herein:

If to the Company or the Bank: Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, New York 14075 Attn:  Chief Executive Officer

with a copy to:

Harris Beach PLLC Larkin at Exchange 726 Exchange Street

Buffalo, New York 14210 Attn: Tracie L. Lopardi, Esq.

If to the Executive:

Mr. Gary A. Kajtoch 8960 Hillview Drive

Clarence, New York 14031 with a copy to:

Lipsitz Green Scime Cabria LLP 42 Delaware Avenue, Unit 120 Buffalo, New York  14202

Attn: Robert Boreanaz, Esq.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

14. Modifications. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by the Executive or approved by the Board of Directors and signed by a duly authorized officer of the Company.

15. Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. The payment obligations set forth in this Agreement are in lieu of any and all other payment obligations of the Company or the Bank to the Executive, whether contractual, under the Company's policy, or otherwise. This Agreement may be amended, supplemented and terminated only by a written instrument duly executed by the Company and the Executive.

16. Successors; Survival.  This Agreement shall inure to the benefit of and be enforceable by, and shall be binding upon, the Company and the Bank and their respective successors and assigns, whether direct or indirect and whether by purchase, merger, acquisition of all or substantially all of the business or assets of such entity. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Executive's heirs, distributees, executors, administrators, and personal or legal representatives. All covenants, agreements, representations and warranties made by the parties shall be considered to have been relied upon by the other parties hereto in making this Agreement and shall survive the execution and delivery of this Agreement and the payment of the Lump Sum Payment until the expiration of the applicable statute of limitations.

17. Jurisdiction. The parties agree that this Agreement shall be governed and interpreted by the laws of the State of New York,  without regard to conflict of laws doctrines.  The parties irrevocably consent to jurisdiction and venue of any action or proceeding brought to enforce any rights, duties or obligations under this Agreement in the Supreme Court of the State of New York for the County of Erie or in the United States District Court for the Western District in Buffalo, New York.

18. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

19. Consultation and Revocation Periods. The Executive acknowledges that he has been advised to seek the advice of legal counsel in connection with his consideration of this Agreement and the release of claims contained herein. He further acknowledges that, in light of the releases and waivers set forth in Section 4 of this Agreement, he has twenty one (21) days to consider this Agreement and that he may use as much of such period as he chooses or waive any part of such twenty one (21) day period. The Executive, by his signature to this Agreement prior to the expiration of such period, after consultation with counsel of his choosing concerning the terms of this Agreement, waives the balance of such twenty one (21) day period. Once the Executive signs this Agreement and delivers it to the Company, this Agreement will become effective, enforceable and irrevocable upon the expiration of seven (7) calendar days following the date of the Executive's signature (the "Effective Date"). If the Executive determines to revoke this Agreement, he will deliver a written notice of revocation ("Revocation Notice") to the Company, as provided in Section 12, within seven (7) calendar days after he signs the Agreement; provided that in the case of such Revocation Notice,  it must actually be received by the Company prior to the close of business at the end of the seven (7) day revocation period.

IN WITNESS WHEREOF, the parties, intending to be legally bound, hereto have executed this Agreement on the dates set forth below.

EVANS BANCORP, INC.EVANS BANK, N.A.

By: /s/ David J. NascaBy: /s/ David J. Nasca

Name: David J. NascaName: David J. Nasca

Title: President and CEOTitle: President and CEO

/s/ Gary A. Kajtoch